UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2017

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

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(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Sales of Shares by Chief Executive Officer

               On September 5 and 6, 2017, J. Patrick Mackin, Chairman, President and Chief Executive Officer of CryoLife, Inc., (the “Company”) sold an aggregate of 125,000 shares of the Company’s common stock on the open market at the prevailing prices pursuant to a plan adopted on February 27, 2017, under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Mr. Mackin sold the shares in order to cover his tax withholding obligations in connection with the vesting of 250,000 shares of restricted stock granted to Mr. Mackin on September 2, 2014 as a result of his hire by the Company on that same date. These shares vested in full on September 2, 2017.  The sale constituted 12% of the shares either held by Mr. Mackin or which may be acquired by him pursuant to outstanding stock options and other equity awards.

               After September 7, 2017, Mr. Mackin retains approximately 100% of the remainder of his current holdings, which are 316,449 shares and 604,777 options. Mr. Mackin has not sold any other CryoLife shares or exercised any CryoLife options since becoming the Company’s President and Chief Executive Officer.  After this sale, Mr. Mackin remains in compliance with the Company’s stock ownership guidelines that provide that the Chief Executive Officer shall retain equity holdings in the Company equal to four times his base pay.

               Mr. Mackin’s 10b5-1 plan was adopted in a scheduled open window period under the Company’s insider trading policy. The plan was specifically adopted by Mr. Mackin in anticipation of the vesting of the 250,000 shares to cover his tax withholding obligations.

               The sales transaction under Mr. Mackin’s 10b5-1 plan described herein was disclosed publicly through a Form 4 that was filed on September 6, 2017, with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific pre-arranged Rule 10b5-1 stock trading plans of Company officers, or to report modifications or terminations of the aforementioned plan or the plans of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: September 7, 2017	By:	/s/ Jean F. Holloway
	Name:	Jean F. Holloway
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary